Exhibit 6.10

EDENLEDGER, INC.

AMENDMENT TO

COMMON STOCK PURCHASE AGREEMENT

This Amendment to Common Stock Purchase Agreement (the “Amendment”) by and between EdenLedger, Inc., a Delaware corporation (the “Company”), and Alex Yastremski (“Yastremski”), pursuant to the Common Stock Purchase Agreement by and between Yastremski and EdenCoin, Inc., dated August 28, 2019 (the “Purchase Agreement”), is made and entered into as of __________. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement.

WHEREAS, the Company merged with EdenCoin, Inc. on October 3, 2019 (the “Merger”);

WHEREAS, the Company and Yastremski wish to amend the Purchase Agreement to correct the scrivener’s error concerning the amount of EdenCoin’s Non-Voting Common Stock purchased by EdenCoin;

WHEREAS, under Section 2(d) of the Purchase Agreement, any term of the Purchase Agreement may be amended with the written consent of the Company, via the Merger and Yastremski;

WHEREAS, the undersigned parties to this Amendment are the Company and Yastremski.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.         The first sentence of Section 1 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“1. Number of Shares and Price Per Share. Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase from the Seller, and the Seller agrees to convey, transfer and sell to the Purchaser, four thousand eight hundred and fourteen (4,814) shares of the Seller’s Non-Voting Common Stock of Purchaser, $0.01 par value per share (the “Stock”), for an aggregate purchase price of $1.00 (the “Purchase Price”).”

2.         This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

3.        All terms and provisions of the Purchase Agreement shall continue in full force and effect except as expressly modified by this Amendment. Each reference in the Purchase Agreement (or in any and all instruments or documents provided for in the Purchase Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement,” “hereunder,” “hereof,” or words of like import shall, except where the context otherwise requires, be deemed a reference to the Purchase Agreement as amended hereby.

4.        California law shall govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties.

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IN WITNESS WHEREOF, the parties have executed this Amendment to Common Stock Purchase Agreement as of the date first above written.

EDENLEDGER, INC.

By:	/s/ Michael Golomb
Name:	Michael Golomb
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Amendment to Common Stock Purchase Agreement as of the date first above written.

LENDER:

ALEX YASTREMSKI

/s/ Alex Yastremski